EXHIBIT 4.5

FORM OF WARRANT CERTIFICATE

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON THE EXERCISE OF THE WARRANT) ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF [_____], 2016, BY AND BETWEEN THE COMPANY AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”). COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

UNTIL [_____], THIS WARRANT MAY NOT BE TRANSFERRED SEPARATELY, SPLIT UP, COMBINED OR EXCHANGED, BUT MAY ONLY BE TRANSFERRED, SPLIT UP, COMBINED OR EXCHANGED TOGETHER WITH THE SHARES OF COMMON STOCK OF AGEAGLE AERIAL SYSTEMS, INC. WITH WHICH IT WAS SOLD AS A UNIT.

SPECIMEN WARRANT CERTIFICATE

Certificate Number

_________	____________ Warrants

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.
NEW YORK CITY TIME, ON THE EXPIRATION DATE

AGEAGLE AERIAL SYSTEMS, INC.

CUSIP [_____]

WARRANT

This certifies that FOR VALUE RECEIVED ___________________________________ or his, her or its registered assigns (the “Holder”) is the registered owner of ________________________ warrants (“Warrants”) of AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”).  The Warrants are subject to the terms and conditions set forth in this certificate and the Warrant Agreement, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warrant Agreement.  Each Warrant entitles the Holder to purchase one share of common stock, par value $0.0001, of the Company (“Common Stock”), at any time after the Separation Date upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse side hereof duly executed, at the corporate office of the Warrant Agent, accompanied by payment of the Warrant Price in the form permitted under the Warrant Agreement.

This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement, a copy of which may be obtained from the Company at 117 S. 4th Street, Neodesha, Kansas 66757 or the Warrant Agent at 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, by a written request from the Holder hereof or which may be inspected by any Holder or his agent at the principal office of the Company or the Warrant Agent.

No fractional shares of Common Stock will be issued upon exercise of the Warrant.  In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent shall treat the Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.

This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

This Warrant does not entitle the Holder to any of the rights of a stockholder of the Company.

Subject to Section 7 of the Warrant Agreement, the Company may redeem all, but not less than all, of the outstanding Warrants, at the option of the Company, at any time after the Warrants become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 7.2 of the Warrant Agreement, at a price of $0.0001 per Warrant (the “Redemption Price”), provided, however, that the last sales price of the Common Stock has been equal to or greater than $[_____] per share for the 20-trading-day period within a 30 trading day period ending on the third business day prior to the notice of redemption to the Registered Holders.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted thereon.

(SEAL)	AGEAGLE AERIAL SYSTEMS, INC.

Dated:	By:
Title:

Dated:	By:
Title:

INTERWEST TRANSFER COMPANY, INC.

As Warrant Agent

By:
Authorized Officer